                                                                    EXHIBIT 10.6



                              SEVERANCE AGREEMENT
                              -------------------



     THIS SEVERANCE AGREEMENT ("Agreement") is entered into the 31st day of August, 1994, by and between CYTOPROBE CORPORATION, a Utah corporation, having an office and place of business at 9191 Towne Center Drive, Suite 430, San Diego, California 92122 (the "Company"), and LEE HULSEBUS, an individual residing at 1145 Vintage Club Drive, Duluth, Georgia 30136 (the "Executive"). This Agreement provides protection to the Executive in the event of termination of his employment relationship with the Company in certain circumstances as set forth herein.

                              W I T N E S S E T H:

     The Board of Directors of the Company has determined that it is appropriate and in the best interests of the Company to provide to the Executive protection in the event of termination of the Executive's employment relationship with the Company, and the Executive desires to have such protection;

     NOW, THEREFORE, the Company and the Executive agree as follows:

     1.  DEFINITIONS.  For purposes of this Agreement, the following terms shall
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have the following meaning(s):

     1.1. "Board of Directors" shall mean the Board of Directors of the Company.

     1.2. "Change in Control" shall mean and be deemed to have occurred if: (i) there shall be consummated (A) any consolidation or merger of the Company with or into any other corporation in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of he Company's Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the consolidation or merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, provided that there shall be excluded any merger, consolidation or sale of assets in which the surviving corporation or the purchaser is an entity controlled in its majority by the present principal stockholders and their affiliates; or (ii) the Company's stockholders have approved any Plan or proposal for the liquidation or dissolution of the Company; or (iii) any person (as such term is used in Section(s) 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the present principal stockholders and their affiliates becomes he beneficial owner, within the meaning of Rule 13(d)(3) under the Exchange Act of twenty percent (20%) or more of the Company's outstanding Common Stock; or (iv) during any period of two
(2) consecutive
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years, individual(s) who at the beginning of such period constitute the
Company's entire Board of Directors cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new Director was approved by a vote of at lease two-thirds (2/3) of the Director(s) then still in office who were Director(s) at the beginning of the period.

     1.3. "Disability" shall mean any physical or mental ailment that prevents the Executive from performing the duties incident to his employment as President and Chief Executive Officer of the Company that is expected to be of permanent duration.

     1.4. "For Cause" shall mean the "Gross Willful Misconduct" of the Employee (as defined herein).

     1.5. "Gross Willful Misconduct" shall mean the Employee's conviction after appeal of a felony.

     1.6. "Involuntary Termination" shall mean the occurrence (without the Executive's express written consent) of any of the following after a Change in Control has occurred:

          (a) the termination of the Executive's Employment Agreement as referred to in Paragraph 9.9 of this Agreement;

          (b) any change(s) in the terms of the Executive's employment where such change(s) is undertaken at the initiative of the Executive relating to any of the following matter(s):

               (i) any material reduction and/or adverse change in the duties, position, and/or authority or reporting responsibilities of the Executive from that in effect immediately prior to a Change in Control;

               (ii) any reduction by the Company in the Executive's "Base Salary" and/or "Benefit(s)" as set forth in the companion Employment Agreement;

               (iii) the relocation of the Executive to any office other than the Company's principal place of business, or the office at which the Executive was located prior to a Change in Control;

               (iv) any reduction in the number of paid vacation day(s) to which the Executive was entitled under the terms of the companion Employment Agreement prior to a Change in Control;

               (v) any failure(s) by the Company to continue to provide the Executive with the benefit(s) set forth in the companion Employment Agreement;

               (vi) any failure(s) by the Company to obtain from any successor entity an assumption of the Company's obligations to the Executive under this Agreement and/or the companion Employment Agreement;

               (vii) any purported termination by the Company of the Executive's employment other than a termination For Cause.

     1.7. "Voluntary Termination" shall mean the Executive's termination of employment with the Company, for any reason other than the Executive's Involuntary Termination.

     2.  SEVERANCE BENEFITS UPON INVOLUNTARY TERMINATION OR CHANGE IN CONTROL.
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If the Executive's employment with the Company is terminated as the result of the Involuntary Termination, and/or a Change in Control, the Executive shall receive "Severance Benefits" as follows:

     2.1.  Three (3) Years' Base Salary.  The Company shall pay to the Executive
           ----------------------------
an amount equal to three (3) years' Base Salary, as provided for in the companion Employment Agreement, and at the rate in effect at the date of the Executive's Involuntary Termination and/or a Change in Control. The Company shall pay this amount to the Executive in thirty-six (36) equal monthly installment(s), commencing on the first day of the month next following the "Termination Date" as defined in the companion Employment Agreement, and continuing on the first day of each succeeding month until all thirty-six (36) payment(s) have been made.

     2.2.  Three (3) Years' Bonus.  The Company shall also pay to the Executive
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an amount equal to three (3) times the amount of the Bonus paid or payable to the Executive as provided for in the companion Employment Agreement, or as may be established by the Company's "Executive Compensation Committee" and/or its Board of Directors. The Company shall pay this amount to the Executive in thirty-six (36) equal monthly installment(s), commencing on the first day of the month next following the date of termination of the Executive's employment and continuing on the first day of each succeeding month until all thirty-six (36) payment(s) have been made.

     2.3. Stock Rights.  The Executive's rights to receive Two Hundred Fifty
          ------------
Thousand (250,000) shares of the Common Stock of the Company as provided for in paragraph "3.2" of the companion Employment Agreement shall "vest" immediately.

     2.4  Exercise of Stock Options.  The Executive will also be permitted to
          -------------------------
exercise, during the four (4) year period following the Termination Date, any Warrant(s) and/or stock option(s) held by him or granted to him, either under the terms of the companion Employment Agreement and/or any Stock Option Plan that may be implemented by the Company; it being understood that the Executive shall be entitled to exercise such right(s) in the same manner as if his employment with the Company had continued for the entire four (4) year term.
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     2.5.  Health and Disability Insurance.  The Company shall also provide to
           -------------------------------
the Executive, for a period of at least three (3) years after the Termination Date, health and disability insurance benefits at least equivalent to those provided for in the companion Employment Agreement on the date of the Involuntary Termination and/or a Change in Control. If the Executive becomes employed by another employer during the three (3) year period during which benefits are to be continued under this Section, and the new employer provides benefit(s) to the Executive that are at least as great as the benefit(s) to be provided hereunder, then the benefit(s) under this Section shall cease. If, however, the level of insurance benefit(s) from the new employer is less than that to be provided under this Section, then the Company shall provide sufficient benefit(s) (or the cash equivalent) so that, in the aggregate, the level of health insurance benefits to which he would be entitled under this Agreement absent his new employment.

     3.   DISABILITY OF EMPLOYEE.
          ----------------------

     3.1.  Disability Benefits.  If the Executive shall suffer a Disability
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while employed by the Company, as defined herein and/or in the companion
Employment Agreement, the Executive may elect to terminate his employment upon thirty (30) days' prior written notice to the Company, in which event the Executive will be eligible for "Disability Benefits" which shall include the following:

          (a) Payment to the Executive by the Company, in a single lump sum, and within ten (10) days after the date of Termination Date, in an amount equal to: (i) the amount described in Section 2.1, minus (ii) the amount that it is anticipated will be received by the Executive under any then existing long term disability Plan of the Company during the thirty-six (36) month period following the Termination Date.

          (b) Payment to the Executive by the Company, in a single lump sum, and within ten (10) days after the Termination Date, in an amount equal to the amount described in Section "2.2."

          (c) The Company shall issue to the Executive Two Hundred Fifty Thousand (250,000) shares of the Common Stock of the Company as referred to in paragraph "3.2" of the companion Employment Agreement, with such shares to "vest" upon the effective Termination Date.

          (d) The Company shall also provide to the Executive, for a period of at least three (3) years after the Termination Date, health and disability insurance benefit(s) at least equivalent to the benefit(s) available to the Executive under the companion Employment Agreement, and/or as may be established by the Company at some future time.

          (e) The Executive will also be permitted to exercise, during the three (3) year period following the Termination Date, any Warrant(s) and/or stock option(s) held by him or granted under any employee Stock Option Plan established by the Company, in the same manner as if his employment with the Company had continued through that three (3) year period, except that this provision will not extend the maximum term of any such option.

     4.  DEATH BENEFITS IF EXECUTIVE DIES WHILE EMPLOYED.  If the Executive dies
         -----------------------------------------------
while employed by the Company, his representative and/or beneficiary(ies) shall receive "Death Benefits" payable as follows:

     4.1.  Monthly Payments.  The Company shall pay to the person or persons
           ----------------
designated by the Executive as his beneficiary (by a beneficiary designation form) an amount equal to:

          (a) the sum of: (i) an amount equal to three (3) years' salary at the rate of Base Salary in effect at the date of death plus (ii) an amount equal to three (3) times the amount of the Bonus paid or payable to the Executive for the Company's last complete fiscal year ended before the date of the Executive's death; minus

          (b) the amount of life insurance proceeds payable as a result of the Executive's death under the terms of any life insurance policy to the extent that those proceeds re allocable to premium payments made by the Company.

               (c) the Company shall issue to the Executive's beneficiary or beneficiaries Two Hundred Fifty Thousand (250,000) shares of Common Stock of the Company as referred to in paragraph "3.2" of the companion Employment Agreement, with such shares to "vest" upon the death of the Executive.

     The Company shall pay this amount to the Executive's beneficiary or beneficiaries in thirty-six (36) equal monthly installments, commencing on the first day of the month next following the date of the Executive's death, and continuing on the first day of each succeeding month until all payment(s) have been made.

     4.2.  Health Insurance.  The Company shall also provide to the Executive's
           ----------------
family, for a period of at least three (3) years after the date of the Executive's death, health insurance benefits at least equivalent to the health insurance benefit(s) that would have been available to the Executive's family under the companion Employment Agreement and/or the Company's applicable health insurance benefit Plan(s) in effect on the date of the Executive's death.

     4.3.  Exercise of Stock Options.  The Executive's Estate (or beneficiary)
           -------------------------
will be permitted to exercise, during the three (3) year period following the date of the Executive's death, any stock options granted to or held by the Executive upon his death that were granted under the terms of the companion Employment Agreement, and/or any Employee Stock Option Plan established by the Company, in the same manner as if the Executive had survived and continued in the Company's employ for three (3) years beyond the date of his death, except that this provision will not extend the maximum term of any such option.

     5.  DEATH OF EXECUTIVE AFTER SEVERANCE.  If the Executive dies after he
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becomes entitled to severance payment(s) under Section(s) 2 or 3 hereof, and before any such severance payment(s) have been paid and provided, the Company shall continue: (a) to make any remaining severance payment(s) to the Executive's beneficiary or beneficiaries; to provide health insurance benefits to the Executive's family; and (c) to allow the Executive's Estate (or beneficiary) to exercise the stock options held by the Executive upon his death, all in the same manner and to the same extent as if the Executive had survived for at least three (3) years following the termination of his employment with the Company.

     6.   NOTICE OF TERMINATION OF EMPLOYMENT.  The Executive shall give the
          -----------------------------------
Company at least thirty (30) days prior written notice of either his Voluntary Termination of employment and/or his claim of Involuntary Termination of employment initiated by the Executive as a result of actions by the Company described in Section 1 hereof. Failure of the Executive to provide such notice in the case of any such Involuntary Termination of employment shall not relieve the Company of its obligation to pay and provide severance payment(s) and/or benefit(s) to the Executive following the Involuntary Termination. The Company shall give the Executive not less than thirty (30) days prior written notice of the Involuntary Termination of the Executive's employment at the initiative of the Company, except that, at the Company's option, the Executive may be relieved of his duties and authorities immediately upon the Company's giving the Executive such notice of the Involuntary Termination of his employment.

     7.  NO SEVERANCE BENEFITS FOLLOWING TERMINATION FOR CAUSE OR VOLUNTARY
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TERMINATION.  If the Executive's employment is terminated either For Cause or
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because of the Executive's Voluntary Termination, no severance payment(s) and/or benefit(s) shall be payable under this Agreement either upon that termination or at any time thereafter.

     8.   RELATIONSHIP TO OTHER BENEFITS.
          ------------------------------

     8.1.  No Forfeiture of Certain Payments and Benefits.  Neither the
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eligibility for, nor the receipt of, benefits under this Agreement, nor the termination of Executive's employment under circumstances described in Section 7, shall be deemed to affect the right of the Executive upon his termination of employment, whether Voluntary or Involuntary, and whether or not For Cause, to all accrued but unpaid amounts of salary, Bonus, deferred compensation, vacation pay, and benefits all of which will be paid to the Executive up to the Termination Date, nor shall it affect any calculable amounts of supplemental pension retirement benefits and amounts payable under other future unfunded benefit programs.

     8.2.  Benefits Hereunder Treated as Minimums.  The payments and benefits
           --------------------------------------
under this Agreement are intended to be minimum projections for the Executive, and are not intended to duplicate other benefits provided for the Executive. By way of clarification, and not of limitation, the following rules shall apply:

          (a) the amount of any severance payments determined as a multiple of Base Salary and Bonus shall be reduced by the amount of any lump sum cash payments or periodic payments payable, during the three (3) year period following termination of the Executive's employment by the Company, to the Executive, or his beneficiary(ies), under any employment or similar agreement or unfunded retirement program due to termination of the Executive's employment;

          (b) the amount of any severance payments determined as a multiple of Base Salary and Bonus shall not be reduced by the amount of any tax qualified retirement benefits, deferred compensation, stock appreciation rights, or periodic benefits (other than disability benefits as provided in Section 3 or payments or benefits described in Section 8; and

          (c) to the extent that health and disability insurance benefits are provided to the Executive and his family under the companion Employment Agreement or any Plan or Plans of the Company, the other source(s) shall be considered as additional benefits.

     8.3.  Payment of Cash Equivalent in Certain Instances.  If continued health
           -----------------------------------------------
benefits coverage for the Executive or his family would jeopardize the tax benefits of any health benefits Plan or arrangement for any other employees of the Company, or for the Company itself, the Company may, in its discretion, either provide the health benefits on an individual basis or provide cash compensation equivalent to the benefit that otherwise would have been provided so that the Executive and his family shall suffer no financial loss whatsoever (whether from extra taxes or otherwise) due to the substitution. If continued disability insurance coverage or ability to exercise Warrant(s) and/or stock option(s) similarly jeopardizes the tax benefits of other employees of the Company, the Company shall have the same option to provide to the Executive, his family, and his beneficiaries, as the case may be, cash compensation that will put the Executive, his family, and his beneficiaries, in at least as good an after tax position financially as if the substitution had not been made.

     9.   MISCELLANEOUS.
          -------------

     9.1.  No Assignment Without Consent of Company.  Except as set forth
           ----------------------------------------
herein, no rights of any kind under this Agreement shall, without the express written consent of the Company, be transferable or assignable by the Executive, his spouse or any other person, or be subject to alienation, encumbrance, garnishment, attachment, execution, or levy of any kind, voluntary or involuntary. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

     9.2.  Savings Clause.  If any provision or part of a provision of this
           --------------
Agreement is held to be void or not enforceable for any reason, the remainder of the provision not so held void and all other provisions of this Agreement shall remain in full force and effect to the fullest extent possible.

     9.3.  No Rights in Any Property of Company.  The undertakings of the
           ------------------------------------
Company herein constitute merely the unsecured promise of the Company to make the payments as provided for herein. No property of the Company is or shall, by reason of this Agreement, be held in trust for the Executive, his spouse, or any other person, and neither the Executive nor his spouse or any other person shall have, by reason of this Agreement, any rights, title, or interest of any kind in or to any property of the Company.

     9.4.  Governing Law.  This Agreement is executed in and shall be construed
           -------------
in accordance with and governed by the laws of the State of California.

     9.5.  Employment of Executive by the Company.  Nothing herein shall be
           --------------------------------------
construed as an offer or commitment by the Company to continue the Employee's employment with the Company for any period of time.

     9.6.  Facility of Payment.  If the Company shall find that any person to
           -------------------
whom any amount is payable hereunder is unable to care for his or her affairs, any payment due (unless a prior claim therefor hall have ben made by a duly appointed guardian, committee, or other legal representative) may be paid to any person deemed by the Company to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Company may determine.

     9.7  Gender.  A pronoun in the masculine, feminine, or neuter gender shall
          ------
be deemed, where appropriate, to include also the masculine, feminine, or neuter gender.

     9.8.  Amendment.  This Agreement may only be amended in a writing signed by
           ---------
the Executive and the Company.

     9.9. Other Agreement.  Contemporaneously with the execution of this
          ---------------
Agreement, the parties have also simultaneously entered into a companion Employment Agreement effective the 31st day of August, 1994. Such Employment Agreement is deemed incorporated by reference.

     IN WITNESS WHEREOF, the Company, by a duly authorized officer, and the Executive have executed this Agreement on the day and year first above written.


ATTEST:                             CYTOPROBE CORPORATION


                                      By:
- ----------------------------------        --------------------------------
                                          Name
                                          Title

ATTEST:


- ----------------------------------        --------------------------------
                                              LEE HULSEBUS